UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

WESTELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 31, 2011, as part of its authorized share repurchase program, Westell Technologies, Inc. (the “Company”) purchased 1,000,000 shares of its Class A Common Stock, par value $0.01 per share, including 618,664 shares that were converted from the Company’s Class B Common Stock, par value $0.01 per share. The Company’s largest stockholder is a voting trust formed under an agreement dated February 23, 1994 (the “Voting Trust”). The shares were purchased from the Voting Trust, of which Robert C. Penny III and Robert W. Foskett currently serve as co-trustees, as well as from beneficiaries of the Voting Trust and beneficiaries of other trusts associated with the family of Mr. Penny. The Company paid a total of $3.4 million or approximately $3.43 per share, which represented the volume-weighted average price of the Company’s Class A Common Stock for the three daily trading sessions on May 23, 24 and 25, 2011, as reported on the NASDAQ Global Select Market. Messrs. Penny and Foskett currently serve as directors of the Company.

As of May 13, 2011, as trustees of the Voting Trust and other trusts, Messrs. Penny and Foskett controlled 51.6% of the stock vote. Had these transactions occurred on May 13, 2011, Messrs. Penny and Foskett would have controlled 50.7% of the stock vote following the transaction.

The purchase was made using available cash, and the Company believes the repurchase was an appropriate use of cash reserves. After completion of the repurchase referenced above, the Company has $6.0 million remaining under the $10.0 million repurchase program authorized in February 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: May 31, 2011	By:	/s/ Brian S. Cooper
Brian S. Cooper
Chief Financial Officer, Treasurer and Secretary